Exhibit 10.13

February 17, 2003

Roger Weingarth

Dear Roger:

On behalf of Calix Networks, Inc. (the “Company”), I am pleased to offer you the full time position of Vice President, Operations reporting directly to Carl Russo, President and Chief Executive Officer of the Company.

The terms of your new position with the Company are as set forth below:

1. Position.

a. You will become the Vice President, Operations of the Company, working out of the Company’s headquarters office in Petaluma, California. You will report directly to Carl Russo, President and Chief Executive Officer of the Company.

b. You agree to the best of your ability and experience that you will at all times loyally and conscientiously perform all of the duties and obligations required of and from you pursuant to the express and implicit terms hereof, and to the reasonable satisfaction of the Company. During the term of your employment, you further agree that you will devote all of your business time and attention to the business of the Company, the Company will be entitled to all of the benefits and profits arising from or incident to all such work services and advice, you will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Company’s Board of Directors, and you will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company. Notwithstanding the foregoing, however, your shall be permitted to continue to serve on the boards of directors of the companies set forth on Attachment A. Nothing in this letter agreement will prevent you from accepting speaking or presentation engagements in exchange for honoraria or from serving on boards of charitable organizations (but, in each case, only to the extent that such activities do not interfere with the performance of your duties hereunder), or from owning no more than one percent (1%) of the outstanding equity securities of a corporation whose stock is listed on a national stock exchange.

2. Start Date. Subject to fulfillment of any conditions imposed by this letter agreement, you will commence this new position with the Company on March 3, 2003 (the “Start Date”).

3. Proof of Right to Work. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

4. Compensation. Your starting base salary will be $5,769.23, paid bi-weekly, which equates to $150,000.00 annually, subject to applicable tax withholding. Salaries are generally reviewed on an annual basis.

5. Stock Options.

a. Initial Grant. In connection with the commencement of your employment, the Company will recommend that the Board of Directors grant you an option or stock purchase right to purchase 12,000,000 shares of the Company’s Common Stock (“Shares”). This option will vest during the period that you remain continuously employed by the Company at the rate of 25% of the Shares on the one year anniversary of the Start Date, with the remainder of the Shares vesting monthly thereafter in equal installments over the next thirty-six (36) months. Vesting will depend on your continued employment with the Company.

b. Subsequent Option Grant. In addition to the grant referenced in paragraph 5a. above, at such point in time as (i) the Company has exhibited positive cash flow for a rolling six (6) month period - with cash flow being defined as cash flow from operations less capital expenditures (interpreted in accordance with all relevant GAAP rules and regulations), and (ii) the Company’s Board of Directors has approved a Company operating and financial plan that projects sustained positive cash-flow on a quarterly basis going forward for at least four (4) consecutive quarters, and subject to your having remained continuously employed as Vice President, Operations of the Company from the date hereof until items (i) and (ii) have been achieved, then the Company will recommend that the Board of Directors grant you an option or stock purchase right to purchase such additional number of Shares as equals Fifty (50%) of the initial grant referenced in paragraph 5a. above. Special note, any stock splits will affect the number of Shares but not the percent as it relates to the initial grant. This option will vest during the period you remain continuously employed by the Company at the rate of 1/48 of the total number of Shares underlying the option per month following the Vesting Commencement Date (which will be the date that the Company’s Board of Directors grants the option). Vesting will, of course, depend on your continued employment with the Company. Subject to the discretion of the Company’s Board of Directors, you may be eligible to receive additional grants of stock options from time to time in the future, on such terms and subject to such conditions as the Board of Directors shall determine as of the date of any such grant.

c. Option Terms. The options granted to you as set forth hereunder will be immediately exercisable and, if exercised prior to vesting, will be subject to the Company’s right to repurchase unvested Shares at cost in connection with the termination of your employment with the Company (subject to paragraph 5e. below). The options will be non-qualified stock options and will be subject to the terms of the Company’s 2002 Stock Plan and the Stock Option Agreements between you and the Company.

d. Acceleration of Vesting. In the event that the Company consummates a Change of Control Transaction (as defined below) during the period that you remain continuously employed as Vice President, Operations of the Company, then 12 months of the then-unvested options (and any unvested issued upon the exercise of such options) held by you will become fully vested. In the event that the Company terminates your employment without Cause (as defined below), then you will receive an immediate acceleration of six (6) month’s worth of vesting on your options (and any issued upon the exercise of such options), but in no event more than the remaining Vesting Period associated with such option.

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For purposes of this paragraph 5, the following terms shall have the meanings as set forth below:

“Change of Control Transaction” shall mean the sale, conveyance, or disposal of all or substantially all of the Company’s assets or business, or the merger of the Company into, or the consolidation of the Company with, any other corporation or entity (other than a wholly-owned subsidiary of the Company), or any other transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Company is disposed of, provided that this definition shall not apply to (i) a merger effected exclusively for the purpose of changing the domicile of the Company or (ii) an equity financing in which the Company is the surviving corporation.

“Cause” shall mean (i) your intentional failure to perform, or gross negligence in the performance of, one or more of your essential duties and responsibilities to the Company and/or your failure to follow the lawful directives of the Company’s Board of Directors; (ii) your extended or repeated absence from the Company’s headquarters other than as a result of Company-related travel or Board-approved time off; (iii) your deliberate and material violation of any Company policy; (iv) your conviction of a felony or your commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material injury to the Company or bring the Company into substantial public disrepute; (v) your unauthorized use or disclosure of any material proprietary information or trade secrets of the Company or any other party to whom you owe an obligation of nondisclosure as a result of your relationship with the Company; (vi) your willful breach of any of your material obligations under any written agreement or covenant with the Company or your fiduciary duties to the Company; or (vii) your death or any disability that renders you, in the good faith determination of the Company’s Board of Directors, unable to perform the essential duties and responsibilities of your job.

“Vesting Period” with respect to an option grant or stock purchase right grant shall mean the forty-eight (48) month period following the date that vesting initially commences for such grant.

6. Benefits.

a. Insurance Benefits. The Company will provide you with the opportunity to participate in the standard benefits plans currently available to other executive-level employees of the Company, subject to any eligibility requirements imposed by such plans.

b. Vacation; Sick Leave. You will be entitled to such number of paid vacation days per year equivalent to that provided to other executive-level employees of the Company, pro-rated for the remainder of this calendar year. Vacation accrues ratably per pay period and may not be taken before it is accrued.

c. Business Expenses. The Company shall reimburse you, following submission of appropriate documentation, for the reasonable travel, entertainment, cellular telephone and other business expenses incurred in connection with your duties to the Company, subject to the Company’s standard expenditure and reimbursement guidelines.

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7. Confidential Information and Invention Assignment Agreement. Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company’s Confidential Information and Invention Assignment Agreement, a copy of which is enclosed as Attachment B hereto for your review and execution (the “Confidentiality Agreement”), prior to or on your Start Date.

8. No Conflicts. You understand and agree that by accepting this offer of employment, you represent to the Company that your performance will not breach any other agreement to which you are a party and that you have not, and will not during the term of your employment with the Company, enter into any oral or written agreement in conflict with any of the provisions of this letter or the Company’s policies. You are not to bring with you to the Company, or use or disclose to any person associated with the Company, any confidential or proprietary information belonging to any former employer or other third party with respect to which you owe an obligation of confidentiality under any agreement or otherwise. The Company does not need and will not use such information and we will assist you in any way possible to preserve and protect the confidentiality of proprietary information belonging to third parties. Also, we expect you to abide by any obligations to refrain from soliciting any person employed by or otherwise associated with any former employer and suggest that you refrain from having any contact with such persons until such time as any non-solicitation obligation expires.

9. At-Will Employment. Your employment with the Company will be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason, without further obligation or liability other than as expressly set forth in this letter. The Company also reserves the right to modify or amend the terms of your employment at any time for any reason, subject to the provisions of this letter. This policy of at-will employment is the entire agreement as to the duration of your employment and may only be modified in an express written agreement signed by an appropriate officer of the Company.

As an employee, you will be expected to adhere to the Company’s standards of professionalism, loyalty, integrity, honesty, reliability and respect for all. Please note that the Company is an equal opportunity employer. The Company does not permit, and will not tolerate, the unlawful discrimination or harassment of any employees, consultants, or related third parties on the basis of sex, race, color, religion, age, national origin or ancestry, marital status, veteran status, mental or physical disability or medical condition, sexual orientation, pregnancy, childbirth or related medical condition, or any other status protected by applicable law. Any questions regarding this EEO statement should be directed to Human Resources.

We are all delighted to be able to extend you this offer and look forward to working with you. To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me, along with a signed and dated copy of the Confidentiality Agreement. This letter, together with the Confidentiality Agreement, set forth the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by the Company and by you.

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Very truly yours,		ACCEPTED AND AGREED:

CALIX NETWORKS, INC.		ROGER WEINGARTH

By:	/s/ Carl E. Russo	/s/ Roger Weingarth
Signature

Carl E. Russo, President & CEO		02/8/03
Date

Attachment A: List of Board Commitments

Attachment B: Confidential Information and Invention Assignment Agreement

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Attachment A

List of Board Commitments

Arista Networks, Incorporated

Attachment B

Confidential Information and Invention Assignment Agreement

CALIX NETWORKS, INC.

CONFIDENTIAL INFORMATION AND

INVENTION ASSIGNMENT AGREEMENT

(Employees)

As a condition of my becoming employed (or my employment being continued) by or retained as a consultant (or my consulting relationship being continued) by Calix Networks, Inc., a Delaware corporation (“Calix”) or any of its current or future subsidiaries, affiliates, successors or assigns (collectively, the “Company”), and in consideration of my employment or consulting relationship with the Company and my receipt of the compensation now and hereafter paid to me by the Company, I agree to the following:

1. Employment or Consulting Relationship. I understand and acknowledge that this Agreement does not alter, amend or expand upon any rights I may have to continue in the employ of, or in a consulting relationship with, or the duration of my employment or consulting relationship with, the Company under any existing agreements between the Company and me or under applicable law. Any employment or consulting relationship between the Company and me, whether commenced prior to or upon the date of this Agreement, shall be referred to herein as the “Relationship.”

2. At-Will Relationship. I understand and acknowledge that my Relationship with the Company is and shall continue to be at-will, as defined under applicable law, meaning that either I or the Company may terminate the Relationship at any time for any reason or no reason, without further obligation or liability.

3. Confidential Information.

(a) Company Information. I agree at all times during the term of my Relationship with the Company and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company to the extent necessary to perform my obligations to the Company under the Relationship, or to disclose to any person, firm, corporation or other entity without written authorization of the Board of Directors of Calix, any Confidential Information of the Company which I obtain or create. I further agree not to make copies of such Confidential Information except as authorized by the Company. I understand that “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, suppliers, customer lists and customers (including, but not limited to, customers of the Company on whom I called or with whom I became acquainted during the Relationship), prices and costs, markets, software, developments, inventions, laboratory notebooks, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, licenses, finances, budgets or other business information disclosed to me by the Company either directly or indirectly in writing, orally or by drawings or observation of parts or equipment or created by me during the period of the Relationship, whether or not during working hours. I understand that “Confidential Information” includes, but is not limited to, information pertaining to any aspects of the Company’s business which is either information not known by actual or potential competitors of the Company or other third parties not under confidentiality obligations to the Company, or is otherwise proprietary information of the Company or its customers or suppliers, whether of a technical nature or otherwise. I further understand that Confidential Information does not include any of the foregoing items which has become publicly and widely known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved.

(b) Prior Obligations. I represent that my performance of all terms of this Agreement as an employee or consultant of the Company has not breached and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me prior or subsequent to the commencement of my Relationship with the Company, and I will not disclose to the Company or use any inventions, confidential or non-public proprietary information or material belonging to any previous, client, employer or any other party. I will not induce the Company to use any inventions, confidential or non-public proprietary information, or material belonging to any previous client, employer or any other party. [I acknowledge and agree that I have attached to this Agreement a list of all agreements (e.g., non-competition agreements, non-solicitation of customers agreements, non-solicitation of employees agreements, confidentiality agreements, inventions agreements, etc.) with a current or former employer, or any other person or entity, that may restrict my ability to accept employment with the Company or my ability as an employee or consultant to recruit or engage customers or service providers on behalf of the Company, or otherwise relate to or restrict my ability to perform my duties as an employee of the Company or any obligation I may have to the Company.]

(c) Third Party Information. I recognize that the Company has received and in the future will receive confidential or proprietary information from third parties subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such third party.

4. Inventions.

(a) Inventions Retained and Licensed. I have attached hereto, as Exhibit A, a list describing with particularity all inventions, original works of authorship, developments, improvements, and trade secrets which were made by me prior to the commencement of the Relationship (collectively referred to as “Prior Inventions”), which belong solely to me or belong to me jointly with another, which relate in any way to any of the Company’s proposed businesses, products or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, I represent that there are no such Prior Inventions. If, in the course of my Relationship with the Company, I incorporate into a Company product, process or machine a Prior Invention owned by me or in which I have an interest, the Company is hereby granted and shall have a non-exclusive, royalty-free, irrevocable, perpetual, worldwide license (with the right to sublicense) to make, have made, copy, modify, make derivative works of, use, sell and otherwise distribute such Prior Invention as part of or in connection with such product, process or machine.

(b) Assignment of Inventions. I agree that I will promptly make full written disclosure to Calix, will hold in trust for the sole right and benefit of Calix, and hereby assign to Calix, or its designee, all my right, title and interest throughout the world in and to any and all inventions, original works of authorship, developments, concepts, know-how, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws, which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time in which I am employed by or a consultant of the Company (collectively referred to as “Inventions”), except as provided in Section 4(e) below. I further acknowledge that all inventions, original works of authorship, developments, concepts, know-how, improvements or trade secrets which are made by me (solely or jointly with others) within the scope of and during the period of my Relationship with the Company are “works made for hire” (to the greatest extent permitted by applicable law) and are compensated by my salary (if I am an employee) or by such amounts paid to me under any applicable consulting agreement or consulting arrangements (if I am a consultant), unless regulated otherwise by the mandatory law of the state of California.

(c) Maintenance of Records. I agree to keep and maintain adequate and current written records of all Inventions made by me (solely or jointly with others) during the term of my Relationship with the Company. The records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, laboratory notebooks, and any other format. The records will be available to and remain the sole property of the Company at all times. I agree not to remove such records from the Company’s place of business except as expressly permitted by Company policy which may, from time to time, be revised at the sole election of the Company for the purpose of furthering the Company’s business. I agree to return all such records (including any copies thereof) to Calix at the time of termination of my Relationship with the Company as provided for in Section 5.

(d) Patent and Copyright Rights. I agree to assist Calix, or its designee, at its expense, in every proper way to secure Calix, or its designee’s, rights in the Inventions and any copyrights, patents, trademarks, mask work rights, moral rights, or other intellectual property rights relating thereto in any and all countries, including the disclosure to Calix or its designee of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments which Calix or its designee shall deem necessary in order to apply for, obtain, maintain and transfer such rights and in order to assign and convey to Calix or its designee, and any successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement until the expiration of the last such intellectual property right to expire in any country of the world. If Calix or its designee is unable because of my mental or physical incapacity or unavailability or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents, copyright, mask works or other registrations covering Inventions or original works of authorship assigned to Calix or its designee as above, then I hereby irrevocably designate and appoint Calix and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance or transfer of letters patent, copyright or other registrations thereon with the same legal force and effect as if originally executed by me. I hereby waive and irrevocably quitclaim to Calix or its designee any and all claims, of any nature whatsoever, which I now or hereafter have for infringement of any and all proprietary rights assigned to Calix or such designee.

(e) Exception to Assignments. I understand that the provisions of this Agreement requiring assignment of Inventions to Calix do not apply to any invention which qualifies fully under the provisions of California Labor Code Section 2870 (attached hereto as Exhibit B). I will advise the Company promptly in writing of any inventions that I believe meet such provisions and are not otherwise disclosed on Exhibit A.

5. Returning Company Documents. I agree that, at the time of termination of my Relationship with the Company, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, materials, flow charts, equipment, other documents or property, or reproductions of any of the aforementioned items developed by me pursuant to the Relationship or otherwise belonging to the Company, its successors or assigns. I further agree that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. In the event of the termination of the Relationship, I agree to sign and deliver the “Termination Certification” attached hereto as Exhibit C; however, my failure to sign and deliver the Termination Certificate shall in no way diminish my continuing obligations under this Agreement.

6. Notification to Other Parties.

(a) Employees. In the event that I leave the employ of the Company, I hereby consent to notification by the Company to my new employer about my rights and obligations under this Agreement.

(b) Consultants. I hereby grant consent to notification by the Company to any other parties besides the Company with whom I maintain a consulting relationship, including parties with whom such relationship commences after the effective date of this Agreement, about my rights and obligations under this Agreement.

7. Solicitation of Employees, Consultants and Other Parties. I agree that during the term of my Relationship with the Company, and for a period of twenty-four (24) months immediately following the termination of my Relationship with the Company for any reason, whether with or without cause, I shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees or consultants to terminate their relationship with the Company, or attempt to solicit, induce, recruit, encourage or take away employees or consultants of the Company, either for myself or for any other person or entity. Further, for a period of twenty-four (24) months following termination of my Relationship with the Company for any reason, with or without cause, I shall not solicit any licensor to or customer of the Company or licensee of the Company’s products, in each case, that are known to me, with respect to any business, products or services that are competitive to the products or services offered by the Company or under development as of the date of termination of my Relationship with the Company.

8. Representations and Covenants.

(a) Facilitation of Agreement. I agree to execute promptly any proper oath or verify any proper document required to carry out the terms of this Agreement upon the Company’s written request to do so.

(b) Conflicts. I represent that my performance of all the terms of this Agreement does not and will not breach any agreement I have entered into, or will enter into with any third party, including without limitation any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to commencement of my Relationship with the Company. I agree not to enter into any written or oral agreement that conflicts with the provisions of this Agreement.

(c) Voluntary Execution. I certify and acknowledge that I have carefully read all of the provisions of this Agreement and that I understand and will fully and faithfully comply with such provisions.

9. General Provisions.

(a) Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California, without giving effect to the principles of conflict of laws.

(b) Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions between us. No modification or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by both parties. Any subsequent change or changes in my duties, obligations, rights or compensation will not affect the validity or scope of this Agreement.

(c) Severability. If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

(d) Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives, and my successors and assigns, and will be for the benefit of the Company, its successors, and its assigns.

(e) Survival. The provisions of this Agreement shall survive the termination of the Relationship and the assignment of this Agreement by the Company to any successor in interest or other assignee.

(f) ADVICE OF COUNSEL. I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

The parties have executed this Agreement on the respective dates set forth below:

COMPANY:		EMPLOYEE:

CALIX NETWORKS, INC.

By:	/s/ Tish Rutledge	Name:	Roger Weingarth
Name:	Tish Rutledge	/s/ Roger Weingarth
Title:	Director, Human Resources	Signature
Date:	2/20/03	Date:	3/3/03
Address:	1035 North McDowell Blvd.	Address:
Petaluma, CA 94954

EXHIBIT A

LIST OF PRIOR INVENTIONS

AND ORIGINAL WORKS OF AUTHORSHIP

EXCLUDED UNDER SECTION 4

Title	Date	Identifying Number or Brief Description

___ No inventions or improvements

___ Additional Sheets Attached

Signature of Employee/Consultant: ______________________

Print Name of Employee/Consultant: ____________________

Date: ______________________________________________

EXHIBIT B

Section 2870 of the California Labor Code is as follows:

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

EXHIBIT C

TERMINATION CERTIFICATION

This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, flow charts, materials, equipment, other documents or property, or copies or reproductions of any aforementioned items belonging to Calix Networks, Inc., its subsidiaries, affiliates, successors or assigns (together the “Company”).

I further certify that I have complied with all the terms of the Company’s Confidential Information and Invention Assignment Agreement signed by me, including the reporting of any inventions and original works of authorship (as defined therein), conceived or made by me (solely or jointly with others) covered by that agreement.

I further agree that, in compliance with the Confidential Information and Invention Assignment Agreement, I will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its employees, clients, consultants or licensees.

I further agree that for twenty-four (24) months from the date of this Certificate, I shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees or consultants to terminate their relationship with the Company, or attempt to solicit, induce, recruit, encourage or take away, hire, or otherwise engage the services of employees or consultants of the Company, either for myself or for any other person or entity. Further, I shall not at any time use any Confidential Information of the Company to negatively influence any of the Company’s clients or customers from purchasing Company products or services or to solicit or influence or attempt to influence any client, customer or other person either directly or indirectly, to direct his or its purchase of products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company.

Date:

(Employee’s Signature)

(Type/Print Employee’s Name)

CALIX NETWORKS, INC.

AMENDMENT TO

OFFER LETTER AGREEMENT

This Amendment to Offer Letter Agreement (the “Amendment”) is made effective as of April 13, 2004 by and between Calix Networks, Inc., a Delaware corporation (the “Company”) and Roger Weingarth (“Mr. Weingarth”).

RECITALS

A. The Company previously entered into an Offer Letter Agreement (the “Offer Letter”) with Mr. Weingarth on February 17, 2003.

B. The Company and Mr. Weingarth desire to amend the Offer Letter as set forth herein.

C. The last paragraph of the Offer Letter provides that the Offer Letter can be amended or modified with the written consent of the Company and Mr. Weingarth.

AGREEMENT

NOW THEREFORE, the undersigned agree as follows:

1. Subsequent Option Grant. Paragraph 5b. of the Offer Letter shall be amended and restated to read in its entirety as follows:

“b. Subsequent Option Grant. In addition to the grant referenced in paragraph 5a. above, the Company will recommend that the Board of Directors grant you, on or before April 13, 2004, an option or stock purchase right to purchase 120,000 Shares, with an exercise price equal to the fair market value on the date of the grant (such option being referred to herein as the “Subsequent Option”). This Subsequent Option will vest during the period you remain continuously employed by the Company at the rate of 1/48 of the total number of Shares underlying such option per month following the Vesting Commencement Date for the Subsequent Option (which will be the date that the Company’s Board of Directors grants such option). Vesting will, of course, depend on your continued employment with the Company. Subject to the discretion of the Company’s Board of Directors, you may be eligible to receive additional grants of stock options from time to time in the future, on such terms and subject to such conditions as the Board of Directors shall determine as of the date of any such grant.

In the event that the Company consummates a Change of Control Transaction (as defined below) that is not a Qualified Change of Control Transaction (as defined below) during the period that you remain continuously employed by the Company, then you will accrue no further vesting on your Subsequent Option (or any shares issued upon the exercise of your Subsequent

Option) from and after the closing of such Change of Control Transaction, and the unvested portion of your Subsequent Option shall lapse as of such closing (and any unvested shares issued upon the exercise of your Subsequent Option will be subject to repurchase at cost by the Company or its successor). In the event that the Company consummates a Qualified Change of Control Transaction during the period that you remain continuously employed by the Company, then, your Subsequent Option (or any shares issued upon the exercise of your Subsequent Option) shall continue to vest according to its terms for so long as you remain continuously employed by the Company or its successor.”

2. Acceleration of Vesting. Paragraph 5d. of the Offer Letter shall be amended and restated to read in its entirety as follows:

“d. Acceleration of Vesting.

(i) In the event that the Company consummates a Change of Control Transaction (as defined below) during the period that you remain continuously employed as Vice President, Operations of the Company, then upon such consummation you will receive an immediate acceleration of twelve (12) months’ worth of vesting on your initial option grant described under paragraph 5a. above (the “Initial Option”) (or any unvested shares issued upon the exercise of such option), but in no event more than the remaining Vesting Period associated with such option. In the event that the Company terminates your employment without Cause (as defined below), then you will receive an immediate acceleration of six (6) months’ worth of vesting on your Initial Option (or any shares issued upon the exercise of such option), but in no event more than the remaining Vesting Period associated with such option.

(ii) In the event that the Company consummates a Qualified Change of Control Transaction (as defined below) during the period that you remain continuously employed as Vice President, Operations of the Company, then upon such consummation you will receive an immediate acceleration of twelve (12) months’ worth of vesting on your option grant described under paragraph 5b. above (or any unvested shares issued upon the exercise of such option), but in no event more than the remaining Vesting Period associated with such option. In the event that the Company terminates your employment without Cause (as defined below), then you will receive an immediate acceleration of six (6) months’ worth of vesting on such option (or any shares issued upon the exercise of such option), but in no event more than the remaining Vesting Period associated with such option.”

3. Definition. The following shall be added to the definition section of Paragraph 5 of the Offer Letter:

“Qualified Change of Control Transaction” shall mean a Change of Control Transaction in which the per share consideration is equal to at least two times the Company’s Series G Preferred Stock purchase price per share (as adjusted for subsequent stock splits, stock dividends, combinations and the like), with value for non-cash consideration determined in accordance with Article IV, Section 2(c)(ii) of the Company’s Amended and Restated Certificate of Incorporation.”

4. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

5. Governing Law. This Amendment and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to the principles of conflicts of law.

As amended hereby, the Offer Letter shall remain in full force and effect.

[Signature Page Follows]

The foregoing Amendment to Offer Letter Agreement is hereby executed as of the date first written above.

CALIX NETWORKS, INC.

By:	/s/ Carl Russo

Name:	Carl Russo

Title:	President & CEO

ROGER WEINGARTH

/s/ Roger Weingarth